UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:   December 16, 2016

VILLAGE SUPER MARKET, INC.
(Exact Name of Registrant as specified in its charter)

New Jersey	0-2633	22-1576170
(State or Other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

733 Mountain Avenue
Springfield, New Jersey  07081
(Address of principal executive offices)

 Registrant’s telephone number, including area code
(973) 467-2200

Check the appropriate box below if the Form 8-k filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communication pursuant to Rule 425 under the Securities Act ( 17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act ( 17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 16, 2016, the Village Super Market, Inc. Board of Directors elected David C. Judge to serve as Chairman of the Audit Committee of the Board of Directors of the Company. Mr. Judge has served as a Director of the Company since June 2003. The Company’s previous Chairman of the Audit Committee, Steven Crystal, will remain a member of the Company’s Board of Directors and Audit Committee.

Item 5.07 Submission of Matters to a Vote of Security Holders

The Company’s annual meeting of shareholders was held on December 16, 2016.  The following persons were elected as directors pursuant to the following votes:

Directors	For	Withheld
James Sumas	29,722,364	4,135,327
Robert Sumas	29,563,840	4,293,851
William Sumas	29,378,979	4,478,712
John P. Sumas	27,395,277	6,462,414
Kevin Begley	31,555,397	2,302,294
Nicholas Sumas	29,403,704	4,477,987
John J. Sumas	27,394,858	6,462,833
Steven Crystal	33,767,518	90,173
David Judge	33,768,220	89,471
Peter Lavoy	33,766,651	91,040
Stephen Rooney	33,767,755	89,936

The shareholders approved a proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the 2017 fiscal year. The vote totals were as follows: For – 47,182,244; Against – 15,075; Abstain – 16,136.

The shareholders approved the Village Super Market, Inc. 2016 Stock Plan.   The vote totals were as follows:  For – 28,792,970; Against - 5,060,885; Abstain - 3,833; Broker non-vote – 13,355,766.

Item 8.01   Other Events

On December 16, 2016, the Company announced that its Board of Directors declared quarterly cash dividends of $0.25 per Class A common share and $0.1625 per Class B common share.  The dividends will be payable on January 26, 2017 to shareholders of record at the close of business on January 5, 2017.

Item 9.01   Financial Statements and Exhibits

Description

99.1	Press release issued by the registrant, dated December 16, 2016

Signature

Pursuant to the requirements of the Securities and Exchange Act of 1934. the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Village Super Market, Inc.

Dated: December 16, 2016	/s/ John L. Van Orden
John L. Van Orden
(Chief Financial Officer)